EXHIBIT 5.1

FULBRIGHT
& Jaworski L.L.P.
            Attorneys at Law

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784

March 28, 2011

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Re:	Registration and Issuance of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-169651) of Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), which became effective on November 12, 2010, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2011 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale to the public through McNicoll, Lewis & Vlak LLC (the “Sales Agent”), acting as agent, of an aggregate of up to 2,000,000 shares (such shares, the “Preferred Shares”) of the Company’s 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share and liquidation preference $50.00 per share (the “Series D Preferred Stock”).  The Preferred Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement, dated March 25, 2011, among the Company and the Agent (the “Sales Agreement”), and the Certificate of Designation of Rights and Preferences with respect to the Series D Preferred Stock, adopted by the Company’s Board of Directors on March 7, 2011 and filed with the Secretary of State of the State of Delaware on March 16, 2011 (the “Certificate of Designation”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents.  The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Magnum Hunter Resources Corporation
March 28, 2011

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Preferred Shares are duly and validly authorized for issuance and, upon payment for and delivery of the Preferred Shares in accordance with the Sales Agreement, the Prospectus and the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable.  We do not by this letter express any other opinion with respect to the Preferred Shares or any other matter.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted, /s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.